Press Release Issued on October 4, 2006
EX-99.1

      FOR IMMEDIATE RELEASE

MR. THOMAS HIGGINS JOINS AMBIENT BOARD OF DIRECTORS

Ambient Strengthens Board with Financial Expert

Boston, MA, October 4, 2006 - Ambient Corporation (OTCBB: ABTG), a leader in Broadband over Power Lines (BPL) solutions, today announced the appointment of Mr. Thomas Higgins to its Board of Directors.

“We continuously are looking to add strength and diversity to our Board of Directors and after a long search, we believe we have found the right individual who adds in-depth financial knowledge to an experienced board,” commented John J. Joyce, President and CEO of Ambient. “Thomas Higgins brings to the Board the credentials to advise the Board and Management on financial matters and will also act as the Chairman of our Audit Committee.  I welcome and look forward to working with Tom for a very long time.”

Mr. Higgins, presently the Senior Vice President for Finance and Chief Financial Officer of the College Board, brings vast financial experience to Ambient.  Prior to the College Board, Mr. Higgins was a partner in the New York City accounting firm of Silverman Linden Higgins LLP.  Previously, Mr. Higgins worked in the New Jersey offices of Ernst & Young and PricewaterhouseCoopers.  Mr. Higgins is a member of the American Institute of CPAs as well as the New Jersey and New York State Society of CPAs.

“Given Ambient’s impressive accomplishments thus far, most recently its expanded commercial deployment and FCC certification, I am enthusiastic about becoming a part of this company,” stated Mr. Higgins.  “I especially look forward to working with the Board and Management to position Ambient as a most successful BPL company.”

About Ambient Corporation

Ambient Corporation, a development stage company and founding member of the Universal Powerline Association (UPA), is a pioneer in the Broadband over Power Lines (BPL) industry. Engaged in the design, development and marketing of patented BPL equipment and technologies, Ambient’s proprietary technology and in-depth industry experience is designed to provide optimal solutions for the Utility and Multi-Dwelling Unit (MDU) markets. Headquartered in Newton, MA, Ambient is a publicly traded company (OTC BB: ABTG).  Visit Ambient at www.ambientcorp.com.

 This press release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results.  Readers are referred to the documents filed by Ambient Corporation with the Securities and Exchange Commission, including, without limitation, the Company’s most recent reports on Form 10-KSB and 10-QSB and are referred to such reports for important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Ambient assumes no obligation to update any forward-looking statements.

Ambient is a trademark of Ambient Corporation registered in the U.S. Patent and Trademark Office.

MEDIA CONTACT:

Ambient Corporation

Anna E. Croop

Director of Corporate Communications

(617) 614-6739

acroop@ambientcorp.com